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                                                                   Exhibit 10(b)


                              MINNTECH CORPORATION
                           BOARD OF DIRECTORS MEETING
                               FEBRUARY 25, 1998


     RESOLVED, that the 1989 Stock Plan (the "1989 Plan") of the Company, as previously amended, is hereby further amended effective as of February 25, 1998, as follows:

     1. The second paragraph of Section 3 of the Plan is hereby amended by adding the following sentence thereto:

     "If, in accordance with the Plan, an optionee uses shares of common stock of the Company to (i) pay the exercise price of a Stock Option or (ii) satisfy tax withholdings, only the number of shares issued net of shares tendered in payment of such exercise price and tax withholdings shall be deemed to be issued for purposes of determining the maximum number of shares available under the Plan."

     2.  New paragraph 5(1) is added as follows:

     "(1) RELOAD OPTIONS. If the Committee so determines, the agreement relating to any Stock Option may provide for the issuance of "reload" Stock Options pursuant to which, subject to the terms and conditions established by the Committee and any requirements of applicable law, the optionee will, either automatically (to the extent shares remain available under this Plan) or subject to subsequent Committee approval, be granted a new Stock Option when the payment of the exercise price of the original Stock Option, and/or the payment of tax withholdings pursuant to Section 12(d) hereof, is made through the delivery to the Company of shares of the Company by the optionee, such new "reload" Stock Options (i) being a Non-statutory Stock Option to purchase the number of shares provided as consideration for exercise price and in payment of taxes in connection with the exercise of the original Stock Option, (ii) having a per share exercise price equal to the Fair Market Value as of the date of exercise of the original Stock Option, (iii) being immediately exercisable and having a term of ten years from the date of the original Stock Option (that is, such reload Stock Option will terminate on the date the original Stock Option terminates), and (iv) otherwise having the same terms and conditions as the original Stock Option, except that it will not be an incentive stock option and will not provide for an automatic grant of additional reload Stock Options upon its exercise."